Exhibit 99.1

FOR IMMEDIATE RELEASE 04/01/2022

Contact:	Helen Person
VP/Director of Marketing & Public Relations
434-676-5112
helen.person@bcbonline.com

Benchmark Community Bank enters agreement with First Community Bank

Benchmark Community Bank and First Community Bank jointly announced today their entry into an agreement pursuant to which Benchmark will purchase First Community’s Emporia, Virginia Branch. The purchase includes the branch real estate, certain personal property, and all deposits (but not loans) associated with the branch.

The sole subsidiary of Benchmark Bankshares, Inc. (OTC Pink: BMBN), Benchmark Community Bank (“Benchmark”) is headquartered in Kenbridge, Virginia. First Community Bank (“First Community”), the banking subsidiary of First Community Bankshares, Inc. (NASDAQ: FCBC), is headquartered in Bluefield, Virginia.

Benchmark opened its Emporia branch in September, 2018, as the fifteenth of its seventeen locations. The bank operates fourteen ATMs located throughout southside Virginia and northern North Carolina. Its menu of products and services include 24-Hour account access via Internet Banking and Bank-by-Phone, as well as mobile banking for both personal deposit and business accounts. Benchmark offers a full array of personal, business, and mortgage loan products.

“Since moving to Emporia in 2018, we have looked for an opportunity to move into a larger, full-service facility in the community,” said Jay A Stafford, President and Chief Executive Officer of Benchmark Community Bank. “Our current location has served as a wonderful introduction to the Emporia community. We are excited to serve First Community’s customers and expand our product and service offerings to the citizens of Emporia and the surrounding area.”

Gary Mills, President of First Community Bankshares, Inc. and Chief Executive Officer and President of First Community Bank, commented, “Our staff members in Emporia are all outstanding. In fact, our Emporia customers and the Emporia community are top notch. While we appreciate the Emporia community, we recognize that our Emporia branch is geographically removed from our Richmond operations and Southwest Virginia headquarters. We have known Jay and his team for a long time and are confident Benchmark will do well by our employees and customers.”

The transaction, which is subject to customary closing conditions, including the receipt of all required regulatory approvals, enables both banks to achieve further concentration of banking operations in their respective core operating markets. It is anticipated to close later this year.

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About Benchmark Community Bank

Benchmark Community Bank, Member FDIC, Equal Housing Lender, opened in 1971 as The Lunenburg County Bank and added its Victoria branch in 1974. In 1989, the bank expanded operations to neighboring Prince Edward and Mecklenburg Counties as Benchmark Community Bank. The bank operates 16 full-service branches, one loan production office and 14 ATMs. To learn more about Benchmark, please visit one of our branch locations or our website at www.bcbonline.com.

About First Community Bankshares, Inc.

First Community Bankshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly owned subsidiary First Community Bank. First Community Bank operated 49 branch banking locations in Virginia, West Virginia, North Carolina, and Tennessee as of December 31, 2021. First Community Bank offers wealth management and investment advice through its Trust Division and First Community Wealth Management, which collectively managed and administered $1.32 billion in combined assets as of December 31, 2021. The Company reported consolidated assets of $3.19 billion as of December 31, 2021. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. Additional investor information is available on the Company’s website at www.firstcommunitybank.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.